Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Core U.S. Aggregate Bond ETF (ISHAGG)
BlackRock Core Bond Portfolio (BR-CORE)
BlackRock Funds, BlackRock Global Long/Short Credit Fund
(BR-GC)
Strategic Income Opportunities Fund (BR-SIP)
BlackRock Total Return V.I. Portfolio (Ins - Var Ser) (BVA-
BF)
Metropolitan Series Fund, Inc.- BlackRock Bond Income
Portfolio (MET-BI)
Master Total Return Portfolio of Master Bond LLC (MF-BOND)
JNL/BlackRock Global Long Short Credit Fund (SMF_CC-GC)
Advanced Series Trust - AST BlackRock/Loomis Sayles Bond
Portfolio (SMF_PRUTR)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
01-03-2017

Security Type:
BND/CORP


Issuer
Barclays PLC (2047)

Selling
Underwriter
Barclays Capital Inc.

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Barclays Capital Inc. ANZ Securities,
Inc., BBVA Securities Inc., BMO Capital
Markets Corp., BNP Paribas Securities
Corp., Capital One Securities, Inc.,
CastleOak Securities, L.P., CIBC World
Markets Corp., Credit Suisse Securities
(USA) LLC, ING Financial Markets LLC,
Mischler Financial Group, Inc., PNC
Capital Markets LLC, Samuel A. Ramirez &
Company, Inc., Scotia Capital (USA) Inc.,
Skandinaviska Enskilda Banken AB (publ),
SMBC Nikko Securities America, Inc.,
Standard Chartered Bank, TD Securities
(USA) LLC, The Williams Capital Group,
L.P., U.S. Bancorp Investments, Inc.,
Wells Fargo Securities, LLC



Transaction Details

Date of Purchase
01-03-2017


Purchase
Price/Share
(per share / %
of par)
$99.907

Total
Commission,
Spread or
Profit
0.875%


1.	Aggregate Principal Amount Purchased
(a+b)
$100,000,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$30,792,000

b. Other BlackRock Clients
$69,208,000

2.	Aggregate Principal Amount of
Offering
$1,500,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.06667


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dipankar Banerjee
Date:
01-05-2017

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
01-05-2017

Global Syndicate Team Member